Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM /AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
March 19, 2021	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Centennial Resource Development, Inc.	Los Angeles	Tokyo
1001 Seventeenth Street, Suite 1800	Madrid	Washington, D.C.
Denver, Colorado 80202	Milan

Re:	$150,000,000 aggregate principal amount of 3.25% Exchangeable Senior Notes due 2028

Ladies and Gentlemen:

We have acted as special counsel to Centennial Resource Production, LLC, a Delaware limited liability company (the “Company”), Centennial Resource Development, Inc., a Delaware corporation and parent of the Company (the “Parent”), and the subsidiary guarantors listed on Annex A hereto (collectively, the “LLC Guarantors” and, together with the Parent, the “Guarantors”), in connection with the issuance by the Company of up to $172,500,000 aggregate principal amount of its 3.25% Exchangeable Senior Notes due 2028 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by each of the Guarantors, under an Indenture, dated as of March 19, 2021 (the “Base Indenture”) among the Company and UMB Bank, N.A., as trustee (the “Trustee”), and a first supplemental indenture, dated as of March 19, 2021, among the Company, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The offering of the Notes and the Guarantees was made under an automatic shelf registration statement on Form S-3 (File No. 333-254300) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2021 (such registration statement, the “Registration Statement”), a base prospectus dated March 15, 2021 included in the Registration Statement at the time it became effective (the “Base Prospectus”), a preliminary prospectus supplement dated March 15, 2021 (the “Preliminary Prospectus Supplement”), and a prospectus supplement dated March 16, 2021 (together with the Base Prospectus, the “Prospectus”) filed by the Company with the Commission on March 18, 2021. The Notes are being sold pursuant to an underwriting agreement, dated March 16, 2021, among the Company, the Guarantors and the representatives of the several underwriters named therein (the “Underwriting Agreement”). The Notes are exchangeable, in accordance with their terms and the terms of the Indenture, into cash, shares of the Parent’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), or a combination of cash and shares of Class A common stock, at the Company’s election.

March 19, 2021 Page 2

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes, the Guarantees and the shares of Common Stock.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction (or, in the case of Delaware, any other laws) or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(i)    When the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees will have been duly authorized by all necessary corporate action of the Company and the Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

(ii)    The shares of Common Stock of the Parent initially issuable upon exchange of the Notes (the “Exchange Shares”) have been duly authorized by all necessary corporate action of the Parent and reserved for issuance upon exchange of the Notes and will be validly issued, fully paid and non-assessable, assuming the issuance of the Exchange Shares upon the exchange of the Notes on the date hereof in accordance with the terms of the Notes and the Indenture. In rendering the foregoing opinion, we have assumed that the Parent will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses contained in Section 4.4

March 19, 2021 Page 3

of the Base Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (g) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation and (h) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing of this opinion as an exhibit to the Parent’s Current Report on Form 8-K dated March 19, 2021 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Annex A

1.	Atlantic Exploration, LLC

2.	Centennial Resource Management, LLC